360 Funds - Form N-CSR

 Exhibit 99.indpubacct

ROBERT F. SANVILLE, CPA MICHAEL T. BARANOWSKY, CPA JOHN P. TOWNSEND, CPA	Sanville & Company CERTIFIED PUBLIC ACCOUNTANTS 1514 OLD YORK ROAD ABINGTON, PA 19001 (215) 884-8460 ● (215) 884-8686 FAX	MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
100 WALL ST 8TH FL NEW YORK, NY 10005 (212) 709-9512

May 8, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by the Stringer Growth Fund and Stringer Moderate Growth Fund (collectively the “Funds”), which we understand will be filed with the Securities and Exchange Commission, pursuant to the NCSR filing by the Funds. We agree with the statements concerning our Firm contained therein.

Very truly yours,

Sanville & Company